EXHIBIT 99.1


              Contact:   Douglas Sayles            Jonathan Fassberg (investors)
                         Director                  The Trout Group
                         Corporate Communications  (212) 477-9007 x16
                         Biopure Corporation       Brad Miles (media)
                         (617) 234-6826            BMC Communications
                         IR@biopure.com            (212) 477-9007 x17


FOR IMMEDIATE RELEASE



          BIOPURE ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AND NEW CHAIRMAN OF THE BOARD




CAMBRIDGE, Mass., June 26, 2002 -- Biopure Corporation (Nasdaq: BPUR) today announced the election by the Biopure Board of Directors of a new President and CEO and a new Chairman of the Board. Thomas A. Moore joins Biopure as President, CEO and a member of the Board of Directors. Dr. Charles Sanders, a member of the Biopure Board of Directors since 1997, has been elected Chairman of the Board. Carl W. Rausch, previously Chairman of the Board and CEO of Biopure, has been elected Chief Technology Officer and Vice Chairman of the Board.

Paul A. Looney, currently President and Chief Operating Officer, will retire at the conclusion of a three-year employment contract in mid-August and then act as a consultant to the company. In the interim, Moore will transition from his current position as President and CEO of Nelson Communications Worldwide to his new responsibilities at Biopure, assuming full-time status at Biopure by early August.

Nelson Communications Worldwide, a member of the Publicis Groupe and one of the world's largest pharmaceutical marketing and sales companies, provides marketing, medical peer communications and contract sales services to more than 200 pharmaceutical and medical device companies in North America, Europe and Asia. Prior to joining Nelson in 1996, Moore had a 23-year career with the Procter & Gamble Company, including four years as President of Health Care Products (prescription and over-the-counter) worldwide and Group Vice President of the Procter & Gamble Company.

Dr. Charles Sanders is the former chairman and CEO of Glaxo Inc. Before joining Glaxo, Dr. Sanders spent eight years with Squibb Corporation, where he held a number of positions including Vice Chairman and Chief Executive Officer of the Science and Technology group. Previously, Dr. Sanders was the general director of Massachusetts General Hospital and a professor of medicine at the Harvard Medical School. He currently serves on the boards of several not-for-profit organizations and other publicly traded companies.

Carl Rausch and David N. Judelson, co-founders of Biopure in 1984, in a joint statement said: "These appointments mark the transition of Biopure from principally a product development company to a pharmaceutical commercialization company. We're pleased to have introduced both Dr. Sanders and Tom Moore to Biopure in the past few years. Both of these proven business leaders are steeped in pharmaceutical marketing experience. The company is now ready for their leadership through the next phase of its development."

"I've come to know Biopure well over the last several months, as the company invited Nelson Communications to provide both strategy and communication services," said Tom Moore. "I'm extremely pleased to be offered the opportunity to take the helm of this fine team as we commercialize Hemopure(R) for our first human market in South Africa and file for regulatory approval elsewhere around the world. In the next few months, I plan to focus on (1) working with our regulatory team, who have largely completed the BLA (biologic license application) to be filed at the end of July for U.S. marketing approval for Hemopure; (2) securing European regulatory approvals; and (3) expanding manufacturing capacity. We also expect to continue to share scientific information on our clinical experience with more than 800 Hemopure patients."

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"I'm very pleased that we, after a search of several months, have been able to attract an individual of Tom Moore's caliber," said Carl Rausch. "He and Dr. Sanders have the extensive industry experience Biopure requires at this point in the company's evolution. I look forward to my new working relationship with them as chief technology officer."

Biopure Corporation

Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for use in adult surgery patients to treat acute anemia and eliminate, reduce or delay red blood cell transfusion. The company is preparing to file a marketing application for Hemopure in the United States at the end of July 2002, followed by an application in Europe, for perioperative use of the product in patients undergoing elective orthopedic surgery. The product is also in earlier stages of development for use in trauma, cancer and ischemic events such as heart attack and stroke. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], the only product of its kind approved by the U.S. FDA and the European Commission, is commercially available in the United States, Germany, France and the United Kingdom for the treatment of anemia in dogs.

Statements in this press release that are not strictly historical are forward-looking statements. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, uncertainties and possible delays related to the filing and acceptance of applications to the FDA and foreign regulatory authorities, the uncertainties of clinical trials, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. Discussions of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

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